Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	November 20, 2023
Contact:	Timothy J. Mulvaney
Interim CFO and Treasurer
Telephone:	540-777-3997

RGC RESOURCES, INC.

REPORTS 2023 EARNINGS

ROANOKE, Va. (November 20, 2023)--RGC Resources, Inc. (NASDAQ:  RGCO) announced consolidated Company earnings of $11,299,282, or $1.14 per share, for the fiscal year ended September 30, 2023, compared to a net loss of $31,732,602, or $3.48 per share, for the fiscal year ended September 30, 2022.  The 2022 net loss reflected total after-tax impairment charges of approximately $40.9 million related to RGC Midstream, LLC’s (“Midstream”) investment in the Mountain Valley Pipeline, LLC (“MVP”).  Underlying net income in 2022, a non-GAAP measure that excludes the impairment, was $9,178,942, or $1.01 per share, compared to the $11,299,282, or $1.14 per share, for fiscal 2023.

Roanoke Gas continued executing its strategy of utility infrastructure investment to increase system reliability and drive customer growth and earnings.  CEO Paul Nester stated, “Higher utility margins and the start-up of the renewable natural gas facility in March drove utility income growth.  We were also excited to see construction of the MVP resume this year and look forward to completion of the pipeline in early 2024.  Additionally, the overall earnings improvement included the increased non-cash MVP earnings offset by higher borrowing costs in the Midstream subsidiary.”

Net income for the quarter ended September 30, 2023 was $1,014,175, or $0.10 per share, compared to a net loss of $11,415,229, or $1.16 per share, for the quarter ended September 30, 2022. The fourth quarter of 2022 included an after-tax, non-cash MVP impairment charge of approximately $11.3 million.  Underlying net loss for the fourth quarter of 2022, which excludes this impairment, was $75,660 or $0.01 per share. The significant increase in 2023 earnings reflected non-cash MVP income resulting from the resumption of construction in June of 2023.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

Utility margins is a non-GAAP measure defined as utility revenue less cost of gas.  Underlying net income removes the effect of after-tax impairment charges from the results of operations to enhance the comparability of financial results between periods.  Management considers these non-GAAP measures to provide useful information to both management and investors for purpose of such comparability and in evaluating operating performance, but they should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for, or superior to, GAAP results.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding customer growth, infrastructure investment and margins. These risks and uncertainties include gas prices and supply, geopolitical considerations, expectations regarding the MVP construction and operation, and regulatory and legal challenges along with risks included under Item 1-A in the Company’s fiscal 2022 Form10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022

Operating revenues	$12,467,528	$14,112,560	$97,439,765	$84,165,222
Operating expenses	11,723,420	13,657,868	79,761,285	69,248,547
Operating income	744,108	454,692	17,678,480	14,916,675
Equity in earnings of unconsolidated affiliate	1,561,409	1,410	2,084,990	73,327
Impairment of unconsolidated affiliates	—	(15,270,090)	—	(55,092,303)
Other income, net	443,373	568,893	646,528	1,456,983
Interest expense	1,430,213	1,187,015	5,618,805	4,497,929
Income (loss) before income taxes	1,318,677	(15,432,110)	14,791,193	(43,143,247)
Income tax expense (benefit)	304,502	(4,016,881)	3,491,911	(11,410,645)

Net income (loss)	$1,014,175	$(11,415,229)	$11,299,282	$(31,732,602)

Net earnings (loss) per share of common stock:
Basic	$0.10	$(1.16)	$1.14	$(3.48)
Diluted	$0.10	$(1.16)	$1.14	$(3.48)

Cash dividends per common share	$0.1975	$0.1950	$0.7900	$0.7800

Reconciliation of GAAP net income to underlying net income:
Net income (loss) as reported	$1,014,175	$(11,415,229)	$11,299,282	$(31,732,602)
Impairment - net of income tax	-	11,339,569	-	40,911,544
Underlying net income (loss)	$1,014,175	$(75,660)	$11,299,282	$9,178,942

Underlying earnings (loss) per share: basic and diluted	$0.10	$(0.01)	$1.14	$1.01

Weighted average number of common shares outstanding:
Basic	10,009,491	9,815,028	9,922,701	9,122,678
Diluted	10,011,039	9,815,028	9,927,157	9,122,678

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,
Assets	2023	2022
Current assets	$26,795,262	$35,548,319
Utility property, net	247,583,551	229,861,074
Other non-current assets	29,350,527	24,899,850

Total Assets	$303,729,340	$290,309,243

Liabilities and Stockholders’ Equity
Current liabilities	$32,918,787	$22,315,310
Long-term debt, net	125,844,728	135,695,289
Deferred credits and other non-current liabilities	44,233,200	39,207,988
Total Liabilities	202,996,715	197,218,587
Stockholders’ Equity	100,732,625	93,090,656

Total Liabilities and Stockholders’ Equity	$303,729,340	$290,309,243